Exhibit 10.14

DATED APRIL 2012

[PARTICIPANT] (1)

- and –

ARDEL TRUST COMPANY (GUERNSEY) LIMITED (2)

- and –

EROS INTERNATIONAL PLC (3)

JOINT SHARE OWNERSHIP DEED

1.	DEFINITIONS AND INTERPRETATION	1

2.	[PURPOSEFULLY LEFT BLANK]	5

3.	OWNERSHIP OF SHARES	5

4.	PAYMENT OF DIVIDENDS AND OTHER DISTRIBUTIONS	6

5.	VOTING AND OTHER RIGHTS ATTACHING TO THE SHARES	7

6.	EFFECT OF CERTAIN EVENTS ON THIS DEED	8

7.	EFFECT OF THE OCCURRENCE OF A TRIGGER EVENT	9

8.	EMPLOYMENT RIGHTS AND INDEMNITY	10

9.	DEALING RESTRICTIONS	11

10.	ENTIRE AGREEMENT	11

11.	WAIVER	11

12.	SEVERABILITY OF PROVISIONS	12

13.	NO ASSIGNMENT	12

14.	COUNTERPARTS	12

15.	THIRD PARTY RIGHTS	12

16.	DATA PROTECTION	12

17.	GOVERNING LAW	12

18.	AMENDMENTS	12

19.	ADMINISTRATION	13

20.	NOTICES	13

SCHEDULE 1 Form of Written Notice		14

SCHEDULE 2 Vesting and the Performance Condition		15

THIS DEED is dated the      day of April 2012

BETWEEN:

(1)	[PARTICIPANT] of [ ] (“the Participant”);

(2)	ARDEL TRUST COMPANY (GUERNSEY) LIMITED whose registered address is at PO Box 175, Frances House, Sir William Place, St Peter Port, Guernsey GY1 4HQ (“the Trustee”); and

(3)	EROS INTERNATIONAL PLC (registered in the Isle of Man with company number 007466V) whose registered office is at Fort Anne, Douglas, Isle of Man IM1 5PD (“the Company”).

BACKGROUND

A.	The Trustee is the trustee of the Eros International plc Employee Benefit Trust (“EBT”) established by the Company and reference to the Trustee shall include reference to the trustee from time to time of the EBT.

B.	The Participant is an employee/director of a Group Company.

C.	The Trustee is the legal and beneficial owner of ordinary shares of £0.10 each in the capital of the Company (“Shares”).

D.	The Participant and the Trustee have agreed that the Trustee shall declare a trust in respect of [ ] Shares so that the Shares are held by the Trustee and the Employee together beneficially on a joint basis as tenants in common subject to the terms and conditions set out below.

E.	The unrestricted market value (for tax purposes) of the Participant’s interest in the Shares so acquired has been estimated by Grant Thornton UK LLP as £10 and agreed by the Company and the Participant.

TERMS AGREED:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Deed (including the Background) unless the contrary intention appears, the following definitions and rules of construction apply:

“AIM”	the AIM market of London Stock Exchange plc;

“as Adjusted”	as defined in the definition of “JSOP Shares” below;

“Board”	the Board of Directors for the time being of the Company or a committee of it duly authorised for the purposes of this Deed (which, as at today’s date, is the remuneration committee of the Company);

“Business Day”	a day (excluding Saturdays, Sundays and public holidays) on which banks in the City of London are generally open for business;

“Control”	means the power of a person to secure by means of the holding of shares or the possession of voting power in relation to the Company or any other body corporate, or as a result of any powers conferred by the articles of association or any other document regulating the Company or any other body corporate, that the affairs of the Company are conducted in accordance with that person’s wishes;

“Change of Control”

(a)    any person or group of persons acting in concert within the meaning of the City Code on Takeovers or Mergers (or similar provisions in respect of any other Recognised Investment Exchange) obtaining unconditional Control of the Company other than pursuant to an Internal Reorganisation; or

(b)    the first date when none of the Company’s shares (or any holding company’s shares of the Company) are admitted to trading on any market for listed securities (and such a market includes the Alternative Investment Market of London Stock Exchange plc or any other Recognised Investment Exchange), save where this is due to the Company (or holding company) moving from one such exchange to another such exchange as determined by the Board;

“Group” or “Group Company”	the Company and all subsidiaries and any holding company of the Company and any subsidiaries of any such holding company from time to time where subsidiaries has the meaning given in the Companies Act 2006 (or any local companies law if different) but a company shall be treated for the purposes of the membership requirement contained in sub-sections 1159(1)(b) and (c), as a member of another company, even if its shares in that other company are registered in the name of (a) another person (or its nominee) whether by way of security or in connection with taking security or (b) its nominee;

“Internal Reorganisation”	any compromise, arrangement or offer which, in the reasonable opinion of the Board, having regard to the shareholdings in the Company and any acquiring company before and after the compromise, arrangement or offer and/or the consideration given for the acquisition of the JSOP Shares and/or any other matter which it considers relevant, is in the nature of an internal reorganisation or reconstruction of the Company;

“JSOP Shares”

[        ] Shares including:

(a)    any other shares or securities that may be acquired in addition to or in place of such Shares being derived from this original holding as a result of any variation of share capital of the Company or Internal Reorganisation of the Company (including but not limited to the proposed redesignation of the JSOP Shares into “A Ordinary Shares” and the proposed 1 for 3 share consolidation, together with any other reconstruction, amalgamation or merger or the sub-division, consolidation or division of shares), but not as a result of a rights issue (in which case clause 5.2 shall apply); and

(b)    bonus shares and dividend reinvestments relating to the Shares which are the subject matter of this Deed and any other property representing the same,

and any reference in this Deed to “the original number of JSOP Shares” shall take into account the effect of (a) and (b) above to determine that original number and likewise any reference to an amount or value being “as Adjusted” shall take into account the effect of (a) and (b) above;

“Leaver”

an individual ceasing to be a director and/or employee of the Group where that individual does not continue (or is not immediately re-employed) as an employee or director of any member of the Group,

and where an individual’s contract of employment or service contract with the Group Company is terminated with or without notice the individual’s employment or service shall be deemed to cease on the date on which the termination takes effect;

“Listing Price”	the price per listed share of the Company at which the Company’s shares are initially admitted to trading upon the proposed Relisting;

“Market Value”

in respect of a JSOP Share

(a)      save where (c) applies, on any date when Shares are admitted to the Official List of the London Stock Exchange plc (and have not been suspended) or any other Recognised Investment Exchange or are admitted to trading on AIM, being a market operated by the London Stock Exchange plc, the average of the closing middle market quotations (expressed in £) for a JSOP Share for the preceding 5 days that the Recognised Investment Exchange or market in question is open for business provided always that (i) if there is no such price for a Share on any day the last available price for the Shares shall be used instead (ii) if in the reasonable opinion of the Board on any one or more of those days there is insufficient trading volume in the Shares for such quotation(s) to be a proper determination of market value, the Board shall choose one or more other preceding days for the determination of Market Value;

(b)     where (a) or (c) do not apply, the market value of a JSOP Share determined by the Board in accordance with the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992; or

(c)      on any sale or transfer of a JSOP Share pursuant to clause 7.4, the Net Proceeds of Sale as defined in that clause;

“Performance Condition”	as defined in Schedule 2;

“Recognised Investment Exchange”	the meaning given to that term in section 285 of the Financial Services and Markets Act 2000 (and including, for the avoidance of doubt, any designated or recognised overseas investment exchange);

“Relisting”	the proposed move by the Company from AIM to admission to trading on the New York Stock Exchange (or any other Recognised Investment Exchange);

“Share Price Condition”	on the relevant day the Market Value of a JSOP Share (as Adjusted) equals or exceeds £3.38, and where as a consequence of a Relisting or otherwise the market quotation’s currency changes for a JSOP Share, the sterling figure above shall be rebased to the new currency at the closing spot exchange rate on the day before the date of the currency change (being, in the case of a Relisting, the day before admission to trading on the Relisting);

“Share”	an ordinary share in issue in the capital of the Company;

“Trigger Event”	the meaning given in clause;

“Unvested”	as defined in Schedule 2;

“Vested”	as defined in Schedule 2;

“Vesting Date”	31 May 2015, subject to clause 6.4.

1.2	references to clauses are to clauses of this Deed;

1.3	words importing gender include each gender;

1.4	references to persons include bodies corporate, firms and unincorporated associations and that person’s legal representatives and successors;

1.5	the singular includes the plural and vice versa;

1.6	headings are for convenience only and do not affect the interpretation of this Deed;

1.7	references to any enactment, statutory provision or regulation shall be deemed to include references to such enactment, provision or regulation as extended, re-enacted, modified or amended;

1.8	references to parties are to parties to this Deed and party means any one of them; and

1.9	references to this Deed include this Deed as amended or varied in accordance with its terms.

2.	[PURPOSEFULLY LEFT BLANK]

3.	OWNERSHIP OF SHARES

3.1	The Participant has paid the sum of £10 (the “Consideration”) to the Trustee as consideration for the Trustee hereby declaring a trust pursuant to which the Participant is beneficially entitled to a proportion of each JSOP Share. The purpose of this clause 3 is to describe and calculate the respective interests of the Participant and the Trustee in the JSOP Shares. The formula calculates the beneficial interest in each JSOP Share owned by the Participant and the Trustee from time to time, the effect being that, subject to the Share Price Condition and the Performance Condition, the Participant’s interest in the JSOP Shares increases as the JSOP Shares increase in value from the Listing Price (or, before the Relisting, £2.64) (as Adjusted) per JSOP Share.

3.2	The Participant and the Trustee hereby agree that they own the unencumbered beneficial interest in the JSOP Shares for themselves as tenants in common so that the beneficial entitlement to the JSOP Shares belonging to each of the Participant and the Trustee on any date may be determined in accordance with the following method:

(a)	the Market Value shall be determined:

(i)	on the date of this Deed (in accordance with clause 3.1 above);

(ii)	on the date of any sale or transfer of some or all of the JSOP Shares or any interest in the JSOP Shares following a Trigger Date in the circumstances set out in clause 7.3;

(iii)	on the record date in respect of any dividend as set out in clause 4; and

(iv)	on any other date on which the parties shall agree that the Market Value shall be determined,

(each a “Relevant Date”);

(b)	on any Relevant Date and provided that the Share Price Condition is satisfied, the Trustee shall be beneficially entitled to such proportion of each JSOP Share as shall be calculated as a percentage (to two decimal places) with reference to the Relevant Date according to the following formula:

IMV	×	100
MV 2

Where:

IMV is the Listing Price (or, before the Relisting, £2.64) (as Adjusted); and

MV2 is the Market Value of each JSOP Share at the Relevant Date;

(c)	on the Relevant Date, the Participant shall be beneficially entitled to such proportion calculated as a percentage (to two decimal places) of each of the JSOP Shares as shall not belong to the Trustee;

(d)	if the Share Price Condition has not been satisfied or if on any Relevant Date the percentage calculated in accordance with (b) above is equal to or more than 99.99 then the Trustee shall be beneficially entitled to 99.99% of the JSOP Shares and the Participant shall be entitled to 0.01% of each of the JSOP Shares provided that in these circumstances where the value of 0.01% of the beneficial entitlement is more than £10, the Participant shall only be beneficially entitled to such percentage of the JSOP Shares as shall be equal in value to £10 and the Trustee shall be beneficially entitled to the remainder.

3.3	Subject to clauses 6 and 7 of this Deed, neither the Participant nor the Trustee shall transfer or create any rights in or over their interest in the JSOP Shares without the prior or contemporaneous written consent of the other. The JSOP Shares or any interest in the JSOP Shares can otherwise only be transferred or disposed of or otherwise dealt with pursuant to clauses 6 and 7 of this Deed.

4.	PAYMENT OF DIVIDENDS AND OTHER DISTRIBUTIONS

4.1	At all times before the Vesting Date while Shares remain jointly held pursuant to this Deed, all distributions, dividends and other capital or income derived from the JSOP Shares, including on any liquidation or winding up of the Company, shall be paid to and shall belong to the Trustee who will be entitled to receive and retain such sums absolutely for its own benefit (notwithstanding any relevant beneficial interest in the JSOP Shares that the Participant may hold at the time and, for the avoidance of doubt, the Trustee may agree with the Company to waive any such dividends).

4.2	At all times on or after the Vesting Date while JSOP Shares remain jointly held pursuant to this Deed:

(a)	subject to the Share Price Condition having been met on the relevant record date in respect of the Vested JSOP Shares (rounding down to the nearest whole number of JSOP Shares), all distributions, dividends and other capital or income derived from the JSOP Shares, including on any liquidation or winding up of the Company, shall be paid to the Trustee who will hold such sums for and on behalf of and upon bare trust for the Trustee and the Participant in the same proportions as the JSOP Shares are held on the relevant record date (being the Relevant Date) in accordance with clause 3.2; and

(b)	in respect of the remaining Unvested JSOP Shares (or all JSOP Shares where the Share Price Condition has not been met), all distributions, dividends and other capital or income derived from the JSOP Shares, including on any liquidation or winding up of the Company, shall be paid to and shall belong to the Trustee who will be entitled to receive and retain such sums absolutely for its own benefit (notwithstanding any relevant beneficial interest in those JSOP Shares that the Participant may hold at the time and, for the avoidance of doubt, the Trustee may agree with the Company to waive any such dividends).

4.3	Where clause 4.2(a) applies, the Trustee shall notify the Participant of the receipt of such sums (together with the details of any tax credits applicable thereto). The Participant authorises the Trustee to retain such sums held for the Participant until the accumulated sums held for the Participant exceed £250 at which point the Trustee shall transfer such sums held to the Participant.

5.	VOTING AND OTHER RIGHTS ATTACHING TO THE SHARES

5.1	Subject to clause 5.3, at all times before the Vesting Date while JSOP Shares remain jointly held pursuant to this Deed, if the Trustee receives notification of any voting at any meeting of the Company or otherwise, the Trustee shall be entitled to exercise all votes attaching to the JSOP Shares and the Participant shall have no such rights.

5.2	At all times on or after the Vesting Date while JSOP shares remain jointly held pursuant to this Deed:

(a)	subject to the Share Price Condition having been met on the relevant notice date in respect of the Vested JSOP Shares (rounding down to the nearest whole number of JSOP Shares), if the Trustee receives notification of any voting at any meeting of the Company or otherwise, the Trustee shall notify the Participant as soon as reasonably practicable and the Participant shall be entitled to exercise all votes attaching to the JSOP Shares and the Trustee shall have no such rights; and

(b)	in respect of the remaining Unvested JSOP Shares (or all JSOP Shares where the Share Price Condition has not been met), if the Trustee receives notification of any voting at any meeting of the Company or otherwise, the Trustee shall be entitled to exercise all votes attaching to the JSOP Shares and the participant shall have no such rights.

5.3	If, while JSOP Shares remain jointly held pursuant to this Deed, the Trustee receives notification of a rights issue in respect of the JSOP Shares, the Trustee shall notify the Participant and they may agree between themselves, such agreement to be confirmed in writing, that the Trustee shall be put in funds (some or all of which may be provided by the Participant) sufficient to take up the rights to the extent agreed and the shares received shall not form part of the JSOP Shares but shall be held by the Trustee for the Trustee and the Participant as nearly as may be in proportion to the proportion of the funds contributed by the Trustee and the Participant to fund the take up of the rights. In the absence of any such agreement by the date the Trustee considers it appropriate to respond to the rights issue, the Trustee shall sell sufficient of the rights (nil paid) to fund the exercise of the balance of the rights. For the avoidance of doubt, the Trustee shall have the right, but shall never be required, to fund the take up of any such rights issues out of the assets of the EBT.

6.	EFFECT OF CERTAIN EVENTS ON THIS DEED

6.1	The purpose of this clause 6 and clause 7 is to define certain events which bring to an end (in whole or in part) the joint ownership arrangement with the Trustee. Clause 6 defines these events and clause 7 details the consequences of each event.

6.2	Clause 7 shall apply on the occurrence (“Trigger Event”) of any of the following events (an earlier event taking precedence over a later event):

(a)	the Participant becomes a Leaver before the Vesting Date;

(b)	30 Business Days after the Vesting Date in respect of some or all of the JSOP Shares that are Unvested (in accordance with Schedule 2);

(c)	in respect of any JSOP Shares that are Vested (in accordance with Schedule 2), and on or after 30 Business Days after the Vesting Date, and subject to the Share Price Condition being met at that time, the Participant gives to the Company and the Trustee a written notice in the form of Schedule 1 hereto in respect of at least one third of the original number of JSOP Shares or if less the whole of them which remain jointly held pursuant to this Deed that have Vested;

(d)	on a Change of Control, in which case clause 6.4 shall apply;

(e)	ten years from the date of this Deed.

6.3	The Participant shall give the Trustee notice of the occurrence of any event in 6.2(a) above as soon as reasonably practicable after becoming aware of it.

6.4	Where this clause applies the date of the Change of Control shall be deemed to be the Vesting Date for the purposes of Schedule 2 which shall be used to determine which JSOP Shares are Vested and which are Unvested as at the Change of Control. For those JSOP Shares which are Vested, and where the Share Price Condition is met immediately before the date of the Change of Control, the Participant is deemed to give notice pursuant to clause 6.2(c) above in respect of all of his Vested JSOP Shares. For those JSOP Shares which are Unvested or for all JSOP Shares where the Share Price Condition has not been met clause 6.2(b) shall apply. The effect is that clause 7 may apply twice on a Change of Control, once in relation to any Vested JSOP Shares where the Share Price Condition has been met and once in relation to all other JSOP Shares (if any).

7.	EFFECT OF THE OCCURRENCE OF A TRIGGER EVENT

7.1	Subject to clause 9, on the date of any Trigger Event the Trustee shall have the option to acquire the beneficial interest belonging to the Participant in the Relevant Percentage of the total, or total remaining, JSOP Shares as Adjusted (rounding down to the nearest whole number of JSOP Shares), which option may be exercised by giving notice of the desire to exercise the option to the Participant at any time from the date of the Trigger Event. Subject to the provisions of this clause 7, the Trustee shall pay to the Participant the option price (“Option Price”) (as soon as reasonably practicable after it is possible to determine the Option Price) calculated in accordance with clause 7.2 below.

7.2	The Option Price shall be as follows:

(a)	if the Trigger Event shall arise as a result of an event specified in clause 6.2(a) or 6.2(b) (including as a consequence of clause 6.4) or 6.2(e), the Option Price shall be £10, receipt of which is hereby acknowledged by the Participant.

(b)	if the Trigger Event shall arise as a result of an event specified in clause 6.2(c), the Option Price shall be such proportion of the Market Value at the date of the Trigger Event of the Relevant Percentage of the JSOP Shares to which the Participant is beneficially entitled calculated using the method set out in clause 3.2 above.

7.3	For the purposes of clause 7.1 and 7.2, where the Trigger Date arises from an event specified in clause 6.2(a) or 6.2(e), the “Relevant Percentage” shall be 100%. Where the Trigger Date arises from an event specified in clause 6.2(b), the Relevant Percentage shall be the Unvested Percentage. Where the Trigger Date arises from an event specified in clause 6.2(c), the Relevant Percentage shall be the number of JSOP Shares set out in the written notice as a percentage of the total, or total remaining, JSOP Shares. In each case the number of JSOP Shares representing the Relevant Percentage shall be rounded down to the nearest whole number.

7.4	On and from the date of any Trigger Event, and if and for so long as the Trustee shall not have exercised the option referred to in clause 7.1, the Trustee shall use reasonable endeavours (subject always to clause 9) to make such arrangements to sell the Relevant Percentage of JSOP Shares as soon as reasonably practicable (subject, in all cases, to the Trustee having regard to (including advice received in relation to) the orderly marketing and disposal of such JSOP Shares and the Participant and the Company agree that there shall be no obligation on the Trustee to sell within a specific time frame where the Trustee has regard to such matters , other than (for the avoidance of doubt) in a case where there has been a Change of Control and the Trustee is selling the JSOP Shares in connection with that Change of Control). The net proceeds of sale, after the deduction of all expenses and any taxes directly relating to that sale (which shall not, for the avoidance of doubt, include any capital gains tax or other tax on profit arising from such sale) (“Net Proceeds of Sale”) shall be held and distributed by the Trustee for the Trustee and the Participant (as soon as reasonably practicable after it is possible to determine how such proceeds should be distributed in accordance with this clause) as follows:

(a)	if the Trigger Event shall arise as a result of the events described in sub-clauses 6.2(c) then the Net Proceeds of Sale shall be held and distributed in the proportions to which the Participant and Trustee are beneficially entitled calculated using the method set out in clause 3.2(b) above;

(b)	if the Trigger Event shall arise as a result of an event specified in sub-clause 6.2(a), 6.2(b) or 6.2(e) then the Net Proceeds of Sale shall be held as to £10 for the Participant and the remainder for the Trustee.

7.5	If any dispute arises from the operation of this Deed the matter shall be decided by the Board whose decision shall be final and binding on the parties hereto.

7.6	In any case where the Trustee becomes entitled under the terms of this Deed to acquire the Participant’s interest in a JSOP Share from the Participant, the Participant hereby irrevocably appoints the Trustee as his attorney with power on his behalf to do all things and sign all documents to ensure that the transfer is completed.

7.7	Where the Trustee exercises its option over JSOP Shares under clause 7.1 or there is a sale of JSOP Shares pursuant to clause 7.4 this Deed (other than the indemnity in clause 8.5) shall terminate in respect of the Relevant Percentage of the JSOP Shares which are the subject matter of the exercised option or sale on the date of completion of the sale (but for the avoidance of doubt this Deed shall not otherwise terminate). Where the Relevant Percentage of such JSOP Shares is less than 100%, this Deed shall continue in respect of any remaining JSOP Shares including clauses 6 and 7 as regards any subsequent Trigger Date.

8.	EMPLOYMENT RIGHTS AND INDEMNITY

8.1	This Deed shall not form part of the Participant’s entitlement to remuneration or benefits pursuant to his contract of employment.

8.2	The rights and obligations of the Participant under the terms of his contract of employment with any Group Company (present or past) shall not be affected by this Deed.

8.3	The rights or opportunity given to the Participant under this Deed shall not give the Participant any rights or additional rights to compensation or damages in consequence of the loss or termination of his office or employment with any present or former Group Company for any reason whatsoever (whether or not the termination is ultimately held to be wrongful or unfair).

8.4	The Participant shall not be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being unable to acquire or retain the JSOP Shares, or any interest in the JSOP Shares pursuant to this Deed in consequence of the loss or termination of his office or employment with any present or former member of the Group for any reason whatsoever (whether or not the termination is ultimately held to be wrongful or unfair).

8.5

If the Participant shall have any tax, national insurance contribution or other fiscal liability arising in respect of the operation of any part of this Deed, including any payment made pursuant to it or its termination or the acquisition, the holding or disposal of any interest in JSOP Shares (“Tax Liability”), the Participant shall submit such returns or other notification as may be required by HM Revenue and Customs or the relevant taxing authorities and shall duly pay such Tax Liability. If the Trustee or any Group Company shall be required at any time or times (whether during the term of this Deed or after the Termination Date) to operate PAYE or to make any payments in respect of all or any part of any Tax Liability (excluding any employer’s national insurance contribution liability) the Participant hereby indemnifies the Trustee or the Company (on behalf of the Group) on an after-tax basis in respect of such PAYE or Tax Liability and hereby authorises the Trustee or any member of the Group to sell such number of JSOP Shares and to make such deductions from such proceeds of sale or to make deductions from any other amounts due or payable to the Participant whether under this Deed or otherwise.

8.6	The Participant and the Company agree to enter into an election under section 431 Income Tax (Earnings and Pensions) Act 2003 in relation to the JSOP Shares forthwith after execution of this Deed.

8.7	No participation in, or rights or benefits from, this Deed shall be taken into account for the purposes of the calculation of any amount payable to any pension fund or for the purposes of calculating any pensionable salary or other earnings related benefit of the Participant.

9.	DEALING RESTRICTIONS

If the Participant or the Trustee or both are restricted from transferring, procuring the transfer, issuing, receiving or dealing in JSOP Shares or any interest therein by reason of any statutory, regulatory or other legal provision or rule, the Articles of Association of the Company, or any other requirement or guidance issued by the UK Listing Authority or any share dealing code operated by or binding on the Company or on behalf of any other body relating to such dealings, the Participant or Trustee shall not be obliged to sell, transfer, procure the transfer of, or otherwise deal in the JSOP Shares until after such restrictions are lifted.

10.	ENTIRE AGREEMENT

10.1	This Deed and the documents referred to in it constitute the entire agreement and understanding between the parties hereto and supersede any previous Deed or agreement between them in relation to its subject matter.

10.2	Except as otherwise permitted by this Deed (including but not limited to clause 18), no change to its terms shall be effective unless it is in writing and signed by or on behalf of all parties.

11.	WAIVER

No failure or delay by any Group Company or the Company in exercising any right, power or privilege under this Deed shall operate as a waiver nor shall any single or partial exercise preclude any further exercise of any right, power or privilege under this Deed or otherwise.

12.	SEVERABILITY OF PROVISIONS

If any provision of this Deed shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall not affect the other part of that provision or the other provisions of this Deed which shall remain in full force and effect.

13.	NO ASSIGNMENT

This Deed is personal to the parties and may not be assigned except in respect of the Participant to his personal representatives or in respect of the Trustee who may appoint additional or successor trustees of the EBT to act jointly with the Trustee or in place of the Trustee.

14.	COUNTERPARTS

This Deed may be executed as two or more documents in the same form and execution by all of the parties of at least one of such documents will constitute due execution of this Deed. All counterparts when executed and delivered will be an original, but all counterparts will together constitute one and the same Deed.

15.	THIRD PARTY RIGHTS

A person, other than a Group Company, who is not a party to this Deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed. This clause does not affect any right or remedy of any person that exists or is available otherwise than pursuant to the Contracts (Rights of Third Parties) Act 1999.

16.	DATA PROTECTION

The Participant agrees with and grants his consent to the Company and the Trustee to the collection, use, retention and processing of any personal data for all purposes connected with the operation of this Deed, including but not limited to the Participant’s date of birth, home address, telephone number, e-mail address and National Insurance number (or equivalent). The Company and the Trustee agree to use such personal data in accordance with the data protection principles set out in the Data Protection Act 1998.

17.	GOVERNING LAW

This Deed will be governed by and in accordance with English law. Each party irrevocably agrees to submit to the non-exclusive jurisdiction of the courts of England in relation to any claim or matter arising out of or in connection with this Deed.

18.	AMENDMENTS

The Board, with the consent of the Trustee, may at anytime and from time to time make any minor amendments to this Deed which it thinks necessary or appropriate if they are to benefit the administration of this Deed or are amendments to take account of a change in legislation or regulatory law or relevant accounting practice or principles or are to obtain or maintain favourable tax, exchange, control or regulatory treatment for the Participant, the Trustee or any member of the Group. No alteration may be made under this clause 18 which would materially increase the liability of the Participant or the Company or the Trustee which would materially increase or decrease the value of the Participant’s subsisting rights under this Deed (including, but not limited to, the basis for adjusting the Participant’s interest in JSOP Shares following any variation, reorganisation or sale referred to in the definition of that term) without the approval of the person concerned.

19.	ADMINISTRATION

19.1	The Company hereby appoints the Trustee as agent for PAYE purposes (the Company agreeing to indemnify and hold harmless the Trustee in respect thereof) in relation to the administration or collection of any PAYE arising from any matter or transaction contemplated by this Deed. Any PAYE so collected or withheld by the Trustee shall be remitted to the relevant employing Group Company (as directed by the Company to the Trustee) as soon as reasonably practicable. For the avoidance of doubt, the Trustee shall not be obliged to set up or operate any payroll or other similar procedures in connection with its appointment as agent under this clause and the Company and any other employing Group Company will provide to the Trustee such information as the Trustee may reasonably require in relation to such administration or collection of any PAYE.

19.2	If any dispute arises from the operation of this Deed the matter shall be decided by the Board whose decision shall be final and binding on the parties hereto.

20.	NOTICES

20.1	Any notice or other communication under or in connection with this Deed may be given:

(a)	by personal delivery; or

(b)	by sending by post and if by first-class post, it shall be deemed to have been received 48 hours after it was put into the post properly addressed and stamped; or

(c)	by electronic transmission, which shall include but not be limited to email and fax, and shall be treated as duly given when actually received (or in the case of an email, opened, save that an email shall not be treated as received if the recipient notifies the sender that it has not been opened because it contains a warning or caution that it could contain or be subject to, a virus or other computer programme which could alter, damage or interfere with any computer software or email)

in the case of a company to its registered office or to the Company Secretary and in the case of an individual to the last known address, or where the individual is a current director or employee of a Group Company, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment.

SCHEDULE 1

Form of Written Notice

To:	ARDEL TRUST COMPANY (GUERNSEY) LIMITED
EROS INTERNATIONAL PLC

Re:	JSOP SHARES

From:	[PARTICIPANT]

Dated:

I hereby give you notice pursuant to clause 6.2(c) of the Joint Share Ownership Deed between us dated [        ] (“the Deed”) in respect of [insert relevant number of JSOP Shares] JSOP Shares (as such term is defined in the Deed).

I note that I am not entitled to serve this notice:

•	before 30 Business Days after the Vesting Date;

•	where on the date of this notice the Share Price Condition is not satisfied;

•	in respect of any Unvested JSOP Shares; or

•	in respect of less than one third of the original number of JSOP Shares, or if less the remainder of them which remain jointly held pursuant to the Deed that have Vested,

and if I fail to comply with these conditions then this notice is not valid.

Signed

Full name and contact details:

SCHEDULE 2

Vesting and the Performance Condition

Whether the JSOP Shares are “Vested” or “Unvested” will depend on whether and to what extent the Performance Condition shall have been satisfied 30 Business Days after the Vesting Date (or on the Vesting Date where clause 6.4 applies).

The Performance Condition is a measure of Total Shareholder Return or “TSR”.

TSR shall be a percentage calculated as follows:

((SPend – SPstart + Dividends)/SPstart × 100)%

Where:

SPend	=	the market value of a JSOP Share 30 Business Days after the Vesting Date (or on the Vesting Date where clause 6.4 applies), with market value here being determined as the average of the closing middle market quotations for a JSOP Share for the preceding 20 Business Days, after first removing the five highest and five lowest quotations (and so averaging the remaining ten

SPstart	=	£2.64

Dividends	=	the total cash value of any dividends or other distributions in respect of a JSOP Share where declared on or after the date of this Deed and on or before the Vesting Date, and any bonus shares and dividend reinvestments relating to a JSOP Share over the same period

And the calculation of TSR above shall be as Adjusted, and where a market quotation’s currency changes over the course of the vesting period the calculations and determinations above shall be rebased at that point into the new currency at the closing spot rate on the day before the currency change.

The JSOP Shares shall be Vested or Unvested as follows on the Vesting Date (or on the Vesting Date where clause 6.4 applies):

TSR (%)	JSOP Shares Vested (being the Vested Percentage) (%)	JSOP Shares Unvested (being the Unvested Percentage) (%)
Less than 42.5	0	100
Equal to or more than 42.5	100	0

IN WITNESS whereof the parties have executed this instrument as a deed on the date specified above.

SIGNED as a Deed	)
by [PARTICIPANT]	)
in the presence of:	)

Witness signature

Witness name

Witness address

Witness occupation

EXECUTED above on behalf of

ARDEL TRUST COMPANY (GUERNSEY) LIMITED
acting by a director,	)
in the presence of:	)
) Director

Witness signature

Witness name

Witness address

Witness occupation

EXECUTED above on behalf of

EROS INTERNATIONAL PLC
acting by a director,	)
in the presence of:	)
) Director

Witness signature

Witness name

Witness address

Witness occupation